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This filing consists of scripts for the Tenet Healthcare Corporation fourth quarter 2010 earnings release webcast, dated February 25, 2011, attached hereto as Exhibit 1 (collectively, the “Presentation”).

Forward-Looking Statements

Certain statements contained in the Presentation constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among others, the following: the passage of heath care reform legislation and the enactment of additional federal and state health care reform; other changes in federal, state, or local laws and regulations affecting the health care industry; general economic and business conditions, both nationally and regionally; demographic changes; changes in, or the failure to comply with, laws and governmental regulations; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid payments or reimbursement; liability and other claims asserted against the Company; competition, including the Company’s ability to attract patients to its hospitals; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians, nurses and other health care professionals, and the impact on the Company’s labor expenses resulting from a shortage of nurses or other health care professionals; the significant indebtedness of the Company; the Company’s ability to integrate new businesses with its existing operations; the availability and terms of capital to fund the expansion of the Company’s business, including the acquisition of additional facilities; the creditworthiness of counterparties to the Company’s business transactions; adverse fluctuations in interest rates and other risks related to interest rate swaps or any other hedging activities the Company undertakes; the ability to continue to expand and realize earnings contributions from the Company’s Conifer revenue cycle management and patient communication businesses; and its ability to identify and execute on measures designed to save or control costs or streamline operations. Such factors also include the positive and negative effects of health reform legislation on reimbursement and utilization and the future designs of provider networks and insurance plans, including pricing, provider participation, coverage and co-pays and deductibles, all of which contain significant uncertainty, and for which multiple models exist which may differ materially from the Company’s expectations. Certain additional risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Non-GAAP Information

The Presentation includes certain financial measures such as Adjusted EBITDA, which are not calculated in accordance with generally accepted accounting principles (GAAP). Management recommends that you focus on the GAAP numbers as the best indicator of financial performance. These alternative measures are provided only as a supplement to aid in analysis of the Company.

Reconciliation between non-GAAP measures and related GAAP measures can be found in our earnings release reporting our financial results for the quarter and full year ended December 31, 2010, which is Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed February 25, 2011.

Additional Information

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement in connection with its 2011 annual meeting of stockholders. Any definitive proxy statement will be mailed to stockholders of Tenet. INVESTORS AND SECURITYHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Exhibit 1

Trevor Fetter

Q4’10

February 25, 2011

8:00 AM (CT)

Thank you Tom, and good morning everyone.

I’m very pleased with our strong performance in the fourth quarter of 2010. As you’ll see on slide 3 of the presentation we posted to our website this morning, we grew adjusted EBITDA nearly 30 percent, and our EBITDA margin of 12.2 percent is the strongest fourth quarter margin we’ve generated in seven years. We increased our EBITDA margin by 260 basis points vs. the fourth quarter of 2009.

For the full year 2010, at one billion fifty million dollars of EBITDA, we achieved the high end of our initial Outlook. We accomplished this even without the contribution we had expected from the California Provider Fee.

Our full year EBITDA margin was 11.4 percent, which is the highest annual margin we’ve generated in seven years. 2010 also marks seven consecutive years in which we have increased EBITDA margins.

Volumes

Turning to slide 4, the primary driver of our strong fourth quarter results was an improving volume trend. After suffering a soft October, November and December were the best volume months of the year. I’m very pleased that we’ve seen this strengthening continue into January and February of 2011.

Admissions through last Friday, representing the first 49 days of 2011, increased by 0.2 percent year over year. We achieved this continued improvement in volume trends despite the truly awful weather events that impacted our operations across the central and southeastern U.S. and in Philadelphia for more than a week.

Outpatient visits grew by 2.9 percent and paying outpatient visits grew by 3.2 percent in the fourth quarter. Outpatient visits are growing at higher rates so far in the first quarter. While our recent outpatient acquisitions were key to this growth, it reflects a dramatic improvement compared to the two percent decline in third quarter outpatient visits whether you factor in the acquisitions or not.

As we described on our January 11th conference call, we expect this strong outpatient growth to continue in 2011, and with the help of additional acquisition activity, we expect it to accelerate even further.

Although we are no longer disclosing commercial volume statistics, we are seeing an improvement in both commercial inpatient and outpatient volume trends. A lack of flu volumes in the fourth quarter hurt our admissions and outpatient visit statistics by 30 and 90 basis points respectively.

Surgery trends also improved, with a decline of 0.7 percent in the quarter, less than half the rate of decline in Q3.

The sum of uninsured and charity admissions was flat in the quarter.

Pricing

As you’ll see on slide 6, pricing continued to be a strong contributor to earnings growth in the quarter, and we expect this favorable pricing trend to continue into 2011. We have good visibility into our commercial book with roughly 90 percent of our commercial revenues under contract for 2011, 60 percent for 2012, and 15 percent for 2013. This gives us a good balance between locking in attractive pricing and preserving meaningful flexibility should we see medical cost inflation accelerate.

There has been a lot of discussion recently with regard to Medicaid pricing, but we believe we have appropriately provided for this risk in the 2011 Outlook we issued on January 11th. We see no need to adjust those assumptions at this point.

Cost Efficiency

In addition to better-than-anticipated volumes, cost performance, which is noted on slide 7, made a very important contribution to the quarter’s results.

Our cost performance in the fourth quarter was outstanding. Total controllable costs per adjusted patient day declined by one percent. This included an SW&B decline of 1.5 percent, and growth in supply costs per adjusted patient day of just 0.9 percent.

Free Cash Flow

Turning to free cash flow on slide 8, for the full year 2010, adjusted free cash flow was positive $92 million. The California Provider Fee contributed only $9 million to cash flow in 2010.

Subsequent Events

Speaking of the California Provider Fee, CMS finally issued written approval for the plan on January 18th. As a result, we will record $64 million of incremental revenue and EBITDA in the first quarter of 2011.

2011 Outlook – Reconfirmed

As you may recall, we provided our 2011 Outlook for adjusted EBITDA in a range of one billion one-hundred and fifty million dollars to one billion two hundred and fifty million dollars during our conference call on January 11th, and as you’ll see on slide 9, we are re-confirming it today.

Growth Initiatives

Last summer we introduced the seven items on slide 10 which we expect will drive significant margin expansion and earnings growth over the next few years.

While some of these items depend on a recovering economy, we made progress on the initiatives that are most directly under our control and less dependent on external forces, namely, Outpatient Services, Conifer and our Medicare Performance Initiative. You’ll see these noted on slides 11, 12 and 13.

Some of our outpatient acquisitions were completed in the fourth quarter, but even so, the less than full quarter effect amounted to an EBITDA contribution of $3 million.

Additional, newly-acquired outpatient centers are continuing to come online in the first quarter. We have an attractive acquisition pipeline and expect to invest $165 million in this business in 2010 and 2011 combined. We anticipate the outpatient acquisitions we completed in 2010 will contribute approximately $25 million to EBITDA in 2011, with an additional $10 million from the partial year contributions from acquisitions we expect to close in 2011.

Conifer continues to grow as well. Our sales pipeline is expanding and we expect Conifer’s non-Tenet related revenues to double in 2011.

MPI is contributing at an even stronger rate than we initially anticipated. We easily surpassed the $30 million in targeted savings we had initially expected for 2010. And while it’s too early to increase our Outlook number for 2011, I am increasingly pleased with the progress MPI is making and have no reason to doubt our capacity to meet or exceed our $50 million target for 2011.

CYH Comment

Turning to the situation with Community Health Systems, as you know, in December our Board of Directors unanimously determined that Community’s proposal of $6 per share in cash and stock grossly undervalues Tenet and is not in the best interests of our stockholders.

In January, Community submitted a slate of 10 nominees for election to Tenet’s Board of Directors, in our opinion, only to advance its goal of acquiring Tenet at an inadequate price.

There have been no major developments in the situation since the slate was nominated and we remain focused on executing our business plan. We continue to believe our growth trends and prospects offer compelling value for investors on a stand-alone basis and as always, we are committed to acting in the best interests of all our stockholders.

Summary

To quickly summarize on slide 14, we had a solid quarter and year. Pricing and cost trends continue to be favorable. Our volume trends are improving and bad debt expense is performing better than initially anticipated. Uninsured and charity volumes are showing early indications of stabilizing.

More importantly, our fourth quarter and full year results show that our positive earnings trajectory remains intact and that the soft third quarter of 2010 is increasingly looking like an aberration in the longer-term trend.

We remain confident in our strategies, and are reconfirming our 2011 Outlook for adjusted EBITDA.

Our initiatives in outpatient services, Conifer and MPI, are meeting all of their interim milestones. While expenses from our Healthcare IT program continue to restrain earnings growth in 2011, this program is also on track and is expected to provide a source of growth in EBITDA beginning next year.

[PAUSE]

I’d just like to make a couple of final points, listed on slide 15, before I turn the call over to Biggs.

I’m proud of what we’ve accomplished at Tenet and the bright future that is ahead of us. In addition to all the trends and metrics I just gave you on financial performance, this is ultimately a company that puts clinical quality, the care of our patients, and the integrity of our company above all else. These things are hard to measure, but they are measurable.

In the area of clinical quality, although no one questions that better quality is good for patients, some have questioned whether it’s good for shareholders. We launched our “Commitment to Quality” initiative more than seven years ago. Since then, we have reduced malpractice expense per adjusted patient day by nearly 70 percent. In 2010, we achieved our highest scores to date in CMS’ Evidence-Based Medicine measures.

This, along with our ability to meet other safety, quality and service reporting requirements, enabled us to earn CMS’ full two percent annual payment update for 2011. We also earned 100 percent of the pay-for-performance rate increases from United Healthcare for meeting their 2010 quality standards at every Tenet Hospital.

The substantial investment in advanced clinical systems that we’re making now will enable us to improve quality and safety in our hospitals, and to earn incentive payments beginning late this year and avoid penalties that begin in 2015 and last into perpetuity.

Our patients and physicians seem to appreciate these improvements. Satisfaction among both groups, which we measure regularly and rigorously, reached all-time highs in 2010.

Finally, we are well-positioned for the future. As part of our ongoing effort to improve clinical outcomes, improve our appeal to payers, and position us for Accountable Care, we recently launched new Joslin Diabetes Centers in two of our hospitals. These disease management centers, one at Cypress Fairbanks Medical Center in Houston, the other at Brookwood Medical Center in Birmingham, are extensions of our strategy of clinical integration.

We also recently opened a new Urgent Care Center in a rapidly growing part of El Paso. And while it’s still early, volumes and payer mix are exceeding our expectations and nearly half of the patients who visited the center in its’ first two weeks were commercially insured. We currently operate seven other urgent care centers and plan to open or acquire several more in 2011.

I’m very pleased with how we’re positioned at this early point in 2011, and I’m grateful to all of my colleagues across the country, particularly those who work directly caring for our patients, for everything they do.

With that, let me turn the call over to Biggs Porter, our Chief Financial Officer.

Biggs Porter

Q4’10

February 25, 2011

8:00 AM (CT)

Thank you, Trevor, and good morning everyone.

Adjusted EBITDA was $281 million for the quarter and $1.05 billion for the year.

Revenues grew by 1.8 percent in the quarter, an increase of $40 million, as outpatient growth and commercial pricing enhancements offset a decline in paying admissions. Also as a positive, the effects of adverse payer mix shift were less in the fourth quarter than what we had experienced year to date.

The revenue story was led by growth on the outpatient side where revenues grew by $39 million.

Prior year cost report adjustments were an unfavorable $3 million in the quarter, as compared to a favorable $6 million contribution from PYCAs in 2009’s fourth quarter. Adjusting for this unfavorable swing of $9 million, total revenue growth was 2.2 percent.

Pricing

Net inpatient revenue per admit increased by 1.8 percent in the quarter and inpatient net revenue per patient day increased by 2.9 percent.

Outpatient revenue per visit increased 2.7 percent, reflecting the effect on mix of our strong growth in imaging volumes, which are high margin, but lower priced services. This imaging growth is largely the result of our recent outpatient acquisitions.

Aggregate pricing was supported by both strong managed care contract negotiations and a modest increase in acuity. Our consolidated Case Mix Index of 1.33 increased by approximately one percent from 2009’s fourth quarter. Our Medicare Case Mix index of 1.53 was flat over the prior year fourth quarter.

As in the prior quarters of this year, case mix on commercial managed care was strong relative to last year, with a commercial Case Mix Index of 1.34 reflecting about a two percent increase over the prior year. As we have mentioned in prior quarters, we believe this increased acuity has been a function of the economic environment. This acuity shift has largely anniversaried, however, and case mix has been softening in the first quarter of 2011.

Medicare cuts to inpatient pricing, which became effective on October 1, restrained our pricing growth as Medicare revenue per admission declined by 3.6% in the quarter. The Medicare pricing picture was, however, dramatically different on the outpatient side, with Medicare revenues per visit increasing by 5.1 percent in the quarter aided by acuity shift.

Also on the topic of pricing, I want to offer a few comments on the recently heightened investor concern regarding Medicaid reimbursement levels.

Texas Medicaid rates have drawn the most attention, in particular the proposed 10 percent reduction to provider payment rates for the state fiscal year beginning September 1, 2011. A number of analysts have attempted to estimate the impact on Tenet by working with the percentage of beds Tenet has in Texas. This is unnecessary because we disclose our Medicaid revenues state-by-state. Including managed Medicaid revenues and direct Medicaid revenues, our Texas hospitals received a total of approximately $175 million in Medicaid revenues, a relatively small portion of which is received from other states, primarily New Mexico. If the full 10 percent cut were to be enacted and applied to both our traditional Medicaid payments and Medicaid managed care contracts that are tied to traditional Medicaid rates, our annual Medicaid revenues in Texas would be reduced by approximately $9 million, with only $3 million of that impact hitting in 2011.

California has also been an area of intense investor concern. However, the cuts proposed by the Governor pertain only to hospitals which have not contracted with Medi-Cal. Tenet has only three non-contracted hospitals, and, as a result, even at the high end of the proposed cuts, Tenet’s potential for an adverse impact is expected to be less than a half million dollars.

Our 2011 Outlook as initiated on January 11th, and re-confirmed today, includes $30 to $60 million in anticipated state reimbursement reductions, which includes risks related to Medicaid rates and state supplemental payments.

Before I leave the subject, I should mention that there are potential upsides as well which would offset Medicaid funding risk. Those include an increase in the estimated value of a six month extension of the California fee, a proposal for a second extension of the provider fee in California covering the second half of 2011, and the proposed funding of the private hospital uncompensated care fund in Georgia. The Georgia item is recurring, but we had previously assumed it would not be funded again this year. These aggregate to a potential upside of over $40 million.

Cost performance was outstanding in the fourth quarter, with controllable costs declining by 1.0 percent, per adjusted patient day, and SW&B declining by 1.5 percent on the same basis.

Staffing management was excellent, but the cost decline over last year was driven by compensation decisions. Last year we recorded a discretionary employee benefit award in the fourth quarter and provided merit increases for most employees as of October 1, compared to January 1 for this year’s cycle.

Supplies costs also were well controlled in the quarter. On a per adjusted patient day basis, supplies expense increased just 0.9 percent.

On the topic of costs, I should also mention the costs associated with our Health IT program. Full year HIT costs were $21 million in 2010, including $11 million in the fourth quarter. While our HIT implementation costs are expected to continue to rise through 2013, we expect that the revenue from federal incentive payments will more than offset the HIT costs hitting expense beginning next year. These projections are shown on Slide #20, which replicates the discussion we provided in early January on this topic.

We saw a meaningful contribution in the quarter from declining malpractice expense. Included in this $21 million decline was a $10 million benefit as higher interest rates reduced the cost of our discounted future liabilities. This fourth quarter benefit from higher interest rates almost precisely reverses the increase in malpractice expense recorded in our third quarter, which was caused by the low level of interest rates at the end of September.

You will recall that we drew your attention to this unusual cost item as one of the factors which caused our third quarter to appear somewhat disappointing. If you net the two quarters, there is no net impact from the change in discount rate.

“Other operating expense” per adjusted patient day declined by 1.6 percent, which included the $21 million in reduced malpractice expense.

Bad debt expense was $191 million in the quarter, an increase of $10 million, or 5.5 percent, from a year ago. This resulted in a bad debt ratio of 8.3 percent, 30 basis points higher than a year ago, but unchanged relative to our third quarter.

The increase in bad debt expense in the context of declining uninsured volumes is driven by pricing increases as well as declining collection rates. As we have said before, we expect the effect of declining collection rates in the current economy to reverse itself as the economy improves.

As has been the case for the year, we’ve also seen an increase in the receivables related to balance-after.

Cash

We had $405 million in cash and cash equivalents at quarter end, an increase of $7 million from $398 million at September 30.

Net cash from operating activities was $175 million, an increase of $34 million over $141 million in the fourth quarter of last year. Adjusted net cash provided by operations was $180 million for the fourth quarter, an increase of $21 million as compared to $159 million in the fourth quarter of 2009.

Adjusted free cash flow used in continuing operations was $16 million in the quarter, a favorable variance of $17 million as compared to the use of $33 million for 2009’s fourth quarter. This improvement was primarily the result of a $58 million decrease in tax payments and a $10 million reduction in interest payments, the latter, a result of our debt retirement earlier in the year. These favorable variances were partially offset by a $47 million increase in working capital and a $4 million increase in capital expenditures. While there are always a lot of factors, the working capital increase was affected by the timing of our volume increases and outpatient acquisitions. These volumes drove revenues up in the second half of the quarter, and therefore drove higher receivables in December. In this case, higher working capital associated with stronger revenue performance is a good thing. The California provider fee had been expected to have a significant effect on cash in the quarter, but ended up only providing $9 million of the net total $64 million.

For the year, adjusted free cash flow was $92 million, an adverse change of $30 million, as compared to $122 million in adjusted free cash flow recorded in 2009. Contributing to this year over year comparison, among other things, were non-cash income items in 2010, such as the Medicare Bad Debt recoveries which will convert to cash in 2011.

Note that we are no longer excluding tax payments, or refunds, from our adjusted cash flow metrics. We believe this is an appropriate time to make this change following the recognition of our NOL in the third quarter. This change will negatively affect 2011 compared to 2010, but we expect will be more than offset by other cash generated by operations.

As I will discuss further in a moment, we expect substantial growth in EBITDA in 2011, but even greater lift in cash from operations.

Also impacting our cash position was the use of $21 million to fund our outpatient acquisitions in the quarter.

As a source of cash, we completed the sale of a number of our medical office buildings in the quarter, generating cash of $50 million. These MOBs had generated just under $10 million in annual rents and approximately $3.5 million in EBITDA. The sale required a $5 million impairment charge in the quarter. As a part of the sale, the buyer is committed to certain capital improvements to the facilities, which will benefit our physician tenants. While a large additional transaction did not move forward, we continue to market additional MOBs.

Outlook

We have previously placed our outlook for Adjusted EBITDA in 2011 in a range of $1.150 billion to $1.250 billion. This represents an increase of 9.5 to 19 percent over 2010. We expect GAAP cash from operations to be in a range of $570 to $740 million, reflecting a growth of $98 to $268 million. We expect slightly higher CAPEX in 2011, reflecting the HIT initiative, and also expect to spend up to $160 million on outpatient acquisitions and assets acquired as a result of physician employment. We assume in the outlook, that we use excess cash to retire our 2011 debt maturity when due.

Our assumptions on volumes, costs, pricing and bad debt are provided on Slide #24.

The burden from HIT expense in 2011 and the upside from outpatient acquisitions are identical to the views we stated in our January 11th presentation.

We have good visibility into commercial pricing, with contractual price increases in 2011 expected to be consistent with recent experience. Medicare, all in, is basically flat as outpatient pricing increases, offset reductions in inpatient reimbursement.

On the cost side, we will increase our investment in our physician base and HIT, both of which will yield improvements for the future. We are already seeing improvement in the yield on our physician additions the last couple of years. We expect expansion of that benefit in 2011 and beyond. Also, we will continue to drive on our Medicare Performance and related initiatives to reduce length of stay and supply costs.

Let me turn to Slide #25 which provides the high-level context regarding the quarterly pattern for EBITDA for 2011.

We expect our quarterly distribution of EBITDA will be fairly consistent this year with what it has been over the last few years. More specifically, our seasonal pattern over the past few years has been to earn an average of 28 percent of our annual earnings in the first quarter. The third quarter is typically our softest, with 19 to 25 percent of annual EBITDA; and the remaining EBITDA has been evenly distributed between the second and fourth quarters. Last year’s first quarter was particularly strong due to high acuity, a relatively strong volume comp and favorable cost report adjustments. This year, there may be a natural tendency by some to put a greater share of annual income in the first quarter than the historical average because the California provider fee will provide additional strength to the first quarter. However, it is important to realize that we expect significant provider fee income in the remainder of the year and that the $64 million is not a singular completely non-recurring lumpy event in the first quarter.

In addition to other provider fees, later quarters also will be helped by the increasing benefit from growing cost savings from MPI and additional outpatient acquisitions as they occur over the year. The net result of this is that we expect EBITDA to be distributed over the course of the four quarters in much the same pattern as historically achieved, without any unusual front-end or back-end loading.

Just as a reminder, as in prior years, the first quarter will be negative from a cash flow standpoint primarily as a result of the seasonal pay down of high year-end liabilities for capital expenditures, the 401K match and incentive compensation. For the full year, we expect cash from operations to grow at a level exceeding the growth in EBITDA as a result of some of 2010’s earnings converting to cash in 2011 and as we continue to drive cash collections. 2011 cash flow will also benefit by over $70 million in comparison to 2010 from the full retirement of our DOJ obligation, on which we made the last payment in the third quarter of last year.

“Normal” taxes will be in the $20 million range we have talked about previously, which reflects state taxes and Federal Alternative Minimum taxes. In addition, we get one final tax refund on our DOJ settlement payments and will pay final settlement on old audit years on state and federal taxes in 2011, bringing our total cash tax expectations for 2011 to around $50 million. We expect them at around the $20 million run rate annually after that until our NOL is fully utilized as expected in 2014 or 2015.

In summary, we remain confident in our initiatives to drive revenue growth, reduce cost, and drive increasingly positive bottom line free cash flow. The ranges we have assumed in 2011 for pricing, revenues, and adjusted EBITDA allow for residual uncertainty largely related to the recession and other items outside our control.

Our 2010 performance continued our upward progression and exhibited:

•	Solid revenue growth;

•	Continued commercial pricing strength;

•	Outpatient volume strength;

•	Reasonably constrained growth in bad debt expense; and

•	Excellent cost performance.

2011 should look even better as our initiatives gain incremental visibility, and as cash flow grows due to higher earnings, receivables collections, and the retirement of our DOJ obligations.

In addition to the impact of these initiatives, if the volume strengthening we’ve achieved in the last 3 to 4 months can be maintained at a reasonable patient mix, we could have a very good year.

With that, I’ll ask the operator to open the floor for questions.